CARVER BANCORP, INC.	FOR IMMEDIATE RELEASE

Contact: Ruth Pachman/Michael Herley Kekst and Company 212-521-4800

CARVER BANCORP, INC. CHAIRMAN AND CHIEF EXECUTIVE OFFICER ADOPTS 10b5-1 TRADING PLAN

NEW YORK, NEW YORK, November 8, 2013 – Carver Bancorp, Inc. (“Carver” or the “Company”) (NASDAQ:CARV), the holding company for Carver Federal Savings Bank, announced today that Deborah C. Wright, its Chairman and Chief Executive Officer, has adopted a trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act, as part of her tax management and personal financial planning strategies.   Rule 10b5-1 trading plans permit individuals who are not then in possession of material non-public information to buy or sell securities under the pre-established guidelines and limits that are specifically set forth in the plan.

Under the trading plan, Ms. Wright intends to sell up to 1,000 shares of Carver stock that she currently owns. The trading plan goes into effect on November 13, 2013 and will expire on December 31, 2014.  This trading plan represents the first sale of any shares of Carver common stock by Ms. Wright since she joined the Company in 1999.

The trading plan was established in compliance with guidelines specified under Rule 10b5-1 and Company policies regarding transactions in the Company’s securities.  Transactions under this trading plan will be disclosed publicly through Form 4 filings as required by the U.S. Securities and Exchange Commission.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.
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